As filed with the Securities and Exchange Commission on July 17, 2007

Registration No. 333-142735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENCORE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6021	76-0655696
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

(713) 787-3100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James S. D’Agostino, Jr. Chairman, President and Chief Executive Officer Encore Bancshares, Inc.

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

(713) 787-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

William T. Luedke IV Charlotte M. Rasche Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002-2770 (713) 223-2300 (713) 221-2165 (Fax)	Chet A. Fenimore Michael G. Keeley Hunton & Williams LLP 401 Congress Avenue, Suite 2500 Austin, Texas 78701 (512) 542-5004 (512) 542-5049 (Fax)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-142735) of Encore Bancshares, Inc. is being filed solely to amend Item 16(a) of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 3 does not modify any provision of the Prospectus constituting Part I or the other Items of Part II of the Registration Statement. Accordingly, the Prospectus has not been included in this Amendment No. 3.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution.

The following table set forth the various expenses in connection with the sale and distribution of the securities being registered, other than commissions and fees of the underwriters. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the NASDAQ Global Market fee.

Securities and Exchange Commission registration fee	$1,463
National Association of Securities Dealers, Inc. filing fee	$5,265
NASDAQ Global Market listing fee	$5,000
NASDAQ Global Market entry fee	$50,000
Printing and marketing expenses	$225,000
Accounting fees and expenses	$340,000
Legal fees and expenses	$350,000
State qualification expenses (including legal fees and expenses)	$—
Transfer agent fees	$3,500
Miscellaneous expenses	$40,000
Total	$1,020,228

ITEM 14.    Indemnification of Directors and Officers.

Generally, Article 2.02-1 of the Texas Business Corporation Act (“TBCA”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

Our amended and restated articles of incorporation provide for indemnification rights to our officers and directors to the maximum extent allowed by Texas law. Pursuant to the TBCA and Article 8 of our amended and restated articles of incorporation, we will indemnify and, under certain circumstances, advance expenses to, any person who was, is, or is threatened to be named as, a defendant or respondent in a proceeding because that person is or was one of our directors or officers or because that person served at our request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or benefit plan. We will also pay or reimburse expenses incurred by any director, officer, employee or agent in connection with that person’s appearance as a witness or other participation in a proceeding at a time when that person is not a named defendant or respondent in that proceeding.

Article 2.02-1(R) of the TBCA authorizes a Texas corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise or other entity, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

Article 8 of our amended and restated articles of incorporation authorize us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents or who is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against that person, whether or not we would have the power to indemnify that person against that liability otherwise under the amended and restated articles of incorporation or under Texas law.

Our amended and restated articles of incorporation include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the maximum extent provided by law. The TBCA currently prohibits the elimination of personal liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

ITEM 15.    Recent Sales of Unregistered Securities.

Set forth below are all of our sales of our securities within the past three years that were not registered under the Securities Act of 1933, as amended (“Securities Act”). None of these transactions involved any underwriters or any public offerings and we believe that each of these transactions were exempt from registration requirements.

Sales of Common Stock. On January 31, 2005, we issued 450,000 shares of our common stock in a private placement at a price of $17.33 per share to “accredited investors,” as that term is defined in Rule 501(a) of the Securities Act of 1993. The issuance of our common stock in the private placement was made in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder and applicable state securities law exemptions. Most or all of the $7.8 million in net proceeds were used in connection with the acquisition of National Fiduciary Services, N.A. (now known as Encore Trust Company, N.A.).

On March 31, 2005, we acquired National Fiduciary Services, N.A. for $13.5 million in cash and 170,164 shares of our common stock representing $2.0 million, for an aggregate purchase price of $15.5 million. The issuance of our common stock to the sole shareholder of National Fiduciary Services in this transaction was made in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and applicable state securities law exemptions.

On August 31, 2005, we acquired Linscomb & Williams for $6.0 million in cash and 773,616 shares of our common stock representing $10.5 million, for an aggregate purchase price of $16.5 million. The issuance of our common stock to the five shareholders of Linscomb & Williams in this transaction was made in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and applicable state securities law exemptions.

Stock Options and Restricted Stock. We periodically issue grants of certain equity based awards to our executive officers, directors and other key employees pursuant to our 2000 Stock Incentive Plan. Since 2004, we have granted a total of 365,283 shares of restricted stock and options to purchase a total of 205,000 shares of our common stock at prices ranging from $12.00 to $17.33 per share, 158,000 of which have been exercised. These grants were awarded pursuant to the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 thereof.

Issuances of Subordinated Debentures. On September 17, 2003, we issued $5.0 million of junior subordinated debentures to Encore Statutory Trust II, a wholly-owned subsidiary. Encore Statutory Trust II simultaneously issued 30-year trust preferred securities and used the proceeds to purchase our junior subordinated debentures. The issuance of our junior subordinated debentures to this subsidiary was made in reliance upon the exemption from compliance with the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act and applicable state securities law exemptions. We utilized the proceeds of these junior debentures for general corporate purposes.

On April 19, 2007, we issued $15.5 million of junior subordinated debentures to Encore Statutory Trust III, a wholly-owned subsidiary. Encore Statutory Trust III simultaneously issued 30-year trust preferred securities and used the proceeds to purchase our junior subordinated debentures. The issuance of our junior subordinated debentures to this subsidiary was made in reliance upon the exemption from compliance with the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act and applicable state securities law exemptions. With the proceeds of these junior subordinated we redeemed an aggregate of $15.5 million of junior subordinated debentures we had issued on April 10, 2002.

ITEM 16.    Exhibits and Financial Statement Schedules.

(a)	List of Exhibits

Exhibit (1)	Description
1.1	Form of Purchase Agreement between Encore Bancshares, Inc. and Keefe, Bruyette & Woods, Inc.

2.1**

Purchase Agreement for the Acquisition of all the Shares of Capital Stock and Intangibles of

Town & Country Insurance Agency, Inc., dated as of February 25, 2004, by and among Encore Bank, Town & Country Insurance Agency, Inc., Raymond L. Nelson and Robert M. Rathbun.

2.2**	Stock Purchase Agreement, dated as of September 21, 2004, by and among Encore Bancshares, Inc., National Fiduciary Services, N.A., Memorial Funding, Inc. and William E. and Kathleen Mercer.

2.3**	Amendment to Stock Purchase Agreement , dated as of March 15, 2005, by and among Encore Bancshares, Inc. National Fiduciary Services, N.A., Memorial Funding, Inc. and William E. and Kathleen Mercer.

2.4**	Agreement and Plan of Reorganization, dated as of August 29, 2005, by and between Encore Bancshares, Inc. and Linscomb & Williams, Inc.

2.5**	First Amendment to Agreement and Plan of Reorganization, dated July 28, 2006, by and between Encore Bancshares, Inc. and Linscomb & Williams, Inc.

2.6**	Second Amendment to Agreement and Plan of Reorganization, dated March 30, 2007, by and between Encore Bancshares, Inc. and Linscomb & Williams, Inc.

2.7**	Stock Purchase Agreement, dated June 28, 2006, by and among Regions Bank, Encore Trust Company and RF Trust Company, Inc.

2.8**	Agreement and Plan of Merger, dated as of June 1, 2007, by and between Encore Trust Company, N.A. and Encore Bank, N.A.

3.1**	Amended and Restated Articles of Incorporation of Encore Bancshares, Inc.

3.2**	Articles of Amendment to Articles of Incorporation of Encore Bancshares, Inc.

3.3**	Amended and Restated Bylaws of Encore Bancshares, Inc.

4.1**	Form of specimen certificate representing shares of Encore Bancshares, Inc. common stock.

5.1**	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered.

10.1†**	Encore Bancshares, Inc. 2000 Stock Incentive Plan, as amended.

10.2†**	Form of Encore Bancshares, Inc. Stock Option Award Terms and Conditions and corresponding notice.

10.3†**	Form of Encore Bancshares, Inc. Restricted Stock Award Agreement and corresponding notice.

10.4†**	Letter Employment Agreement dated April 29, 2005 between G. Walter Christopherson and Encore Bancshares, Inc.

10.5†**	Letter Employment Agreement dated April 29, 2005 between J. Harold Williams and Encore Bancshares, Inc.

10.6†**	Letter Change-in-Control Agreement dated April 1, 2004 between James S. D’Agostino, Jr. and Encore Bancshares, Inc.

Exhibit (1)	Description
10.7†**	Letter Change-in-Control Agreement dated April 1, 2004 between L. Anderson Creel and Encore Bancshares, Inc.

10.8†**	Letter Change-in-Control Agreement dated April 1, 2004 between Robert D. Mrlik and Encore Bancshares, Inc.

10.9†**	Letter Change-in-Control Agreement dated September 22, 2004 between Thomas Ray and Encore Bancshares, Inc.

10.10†**	Letter Employment Agreement dated April 29, 2005 between Daniel J. Linscomb and Encore Bancshares, Inc.

10.11†**	Letter Employment Agreement dated April 29, 2005 between Heidi L. Davis and Encore Bancshares, Inc.

10.12†**	Letter Employment Agreement dated April 29, 2005 between George F. Williams and Encore Bancshares, Inc.

10.13†**	Executive Employment Agreement dated June 12, 2006 between William Reed Moraw and Town & Country Insurance Agency, Inc.

10.14†	Amended and Restated Letter Change-in-Control Agreement dated July 16, 2007 between James S. D’Agostino, Jr. and Encore Bancshares, Inc.

10.15†	Amended and Restated Letter Employment Agreement dated July 16, 2007 between J. Harold Williams and Encore Bancshares, Inc.

10.16†	Amended and Restated Letter Employment Agreement dated July 16, 2007 between G. Walter Christopherson and Encore Bancshares, Inc.

10.17†	Amended and Restated Letter Employment Agreement dated July 16, 2007 between Heidi L. Davis and Encore Bancshares, Inc.

10.18†	Amended and Restated Letter Employment Agreement dated July 16, 2007 between George F. Williams and Encore Bancshares, Inc.

10.19†	Amended and Restated Letter Employment Agreement dated July 16, 2007 between Daniel J. Linscomb and Encore Bancshares, Inc.

10.20†	Amended and Restated Letter Change-in-Control Agreement dated July 16, 2007 between L. Anderson Creel and Encore Bancshares, Inc.

10.21†	Amended and Restated Letter Change-in-Control Agreement dated July 16, 2007 between Robert D. Mrlik and Encore Bancshares, Inc.

10.22†	Amended and Restated Letter Change-in-Control Agreement dated July 16, 2007 between Thomas Ray and Encore Bancshares, Inc.

21.1	List of Subsidiaries of Encore Bancshares, Inc.

23.1**	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2**	Consent of Bracewell & Giuliani LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).

24.1**	Power of Attorney of Directors and Officers of Encore Bancshares, Inc. (included on the signature page of the Registration Statement and incorporated herein by reference).

(1)	Encore Bancshares, Inc. has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Company hereby agrees to furnish a copy of such agreements to the Commission upon request.

*	To be filed by Amendment.
**	Previously filed.
†	Management contract or compensatory plan arrangement.

(b)	Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the SEC are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

ITEM 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 17, 2007.

ENCORE BANCSHARES, INC.
(Registrant)

By:	/S/ JAMES S. D’AGOSTINO, JR.
James S. D’Agostino, Jr.
Chairman of the Board, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES S. D’AGOSTINO, JR. James S. D’Agostino, Jr.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 17, 2007

/S/ L. ANDERSON CREEL L. Anderson Creel	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	July 17, 2007

* G. Walter Christopherson	Director	July 17, 2007

* Charles W. Jenness	Director	July 17, 2007

* John Bryan King	Director	July 17, 2007

* Walter M. Mischer, Jr.	Director	July 17, 2007

* Edwin E. Smith	Director	July 17, 2007

* Eugene H. Vaughan	Director	July 17, 2007

* David E. Warden	Director	July 17, 2007

* Steven A. Webster	Director	July 17, 2007

* Randa Duncan Williams	Director	July 17, 2007

*	By James S. D’Agostino, Jr. pursuant to a Power of Attorney executed by the directors listed above, which Power of Attorney has previously been filed with the Securities and Exchange Commission.

*By:	/S/ JAMES S. D’AGOSTINO, JR.
James S. D’Agostino, Jr. Attorney in Fact